Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (this “Agreement”), dated as of October 19, 2005, is entered into by and between Trex Company, Inc. (“Trex”) and Robert G. Matheny (“Mr. Matheny”). In consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Matheny and Trex (sometimes collectively hereinafter referred to as the “parties”), intending to be legally bound hereby, agree as follows:

1. Retirement.

(a) Effective as of August 11, 2005 (the “Separation Date”), Mr. Matheny retires from (i) employment with Trex and any subsidiaries, joint ventures, affiliates, partnerships or any other business ventures of Trex (Trex and any subsidiaries, joint ventures, affiliates, partnerships or other business ventures of Trex are hereinafter collectively referred to as the “Trex Affiliates”), (ii) any Trex Affiliate Board of Directors and any Trex Affiliate Board of Directors’ positions other than, in each case, the Board of Directors of Trex, and (iii) any other position, office, membership or partnership with or in any Trex Affiliate. For purposes of this Agreement the lower-case term “affiliates” will be as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, Mr. Matheny agrees that he will have no right to further employment, membership, partnership, or any other position or office with or in any Trex Affiliate after the Separation Date.

(b) Mr. Matheny agrees that once all of the payments referred to in paragraphs 2 and 3 of this Agreement have been made, he will have been paid all compensation due and owing to him under this Agreement or from any other source of entitlement, including all wages, salary, commissions, bonuses, incentive payments, consulting fees, profit-sharing payments, expense reimbursements, leave, severance pay or other benefits. Mr. Matheny further agrees that the payments referred to in paragraphs 2 and 3 of this Agreement, in addition to compensating him fully for his time worked and services rendered, include consideration for his promises contained in this Agreement, and that such consideration is above and beyond any wages or salary or other sums to which he is entitled from any of the Trex Affiliates under the terms of his employment with any of the Trex Affiliates or under any other agreement or law.

2. Payment and Benefits.

(a) Through and including the Separation Date, Mr. Matheny will be paid at his base salary rate of $575,000 per annum as of the Separation Date and receive benefits as normally provided under Trex’s benefits policies and plans as of the Separation Date. Following the Separation Date, Mr. Matheny will not be eligible for any annual bonus payment or for any contribution to Trex’s 401(k) Profit Sharing Plan (the “401(k) Plan”) other than a matching contribution as provided in subparagraph (i) below.

(b) Following the Separation Date, Trex will pay Mr. Matheny for sixteen (16) days of accrued unused vacation leave, less standard deductions and withholdings for applicable federal, state, and local taxes.

(c) Trex will provide severance pay to Mr. Matheny in the amount of $862,500, less standard deductions and withholdings for applicable federal, state, and local taxes, and less $88,224.04, which is approximately the amount paid by Trex to Mr. Matheny between the Separation Date and the date hereof without giving effect to standard deductions and withholdings for applicable federal, state, and local taxes (“Severance Payments”). The Severance Payments will be paid in thirty-five (35) equal bi-weekly installments in accordance with Trex’s regular payroll practices existing as of the date hereof, with payments to begin on Trex’s first regular payroll date after the seven-day waiting period set forth in paragraph 22 of this Agreement has expired, and to continue on Trex’s regular payroll dates thereafter until fully paid.

(d) Trex will continue to provide to Mr. Matheny health, dental, prescription, short- and long-term disability (including executive supplemental long-term disability), accidental death and dismemberment insurance during the period from the Separation Date through February 11, 2007 (the “Severance Payment Period”), provided that Mr. Matheny continues to pay the applicable employee contributions for such insurance.

(e) Mr. Matheny will be eligible to be reimbursed for any covered health care expenses incurred by him through the Separation Date in accordance with the terms of Trex’s Flexible Spending Account plan.

(f) Mr. Matheny will retain any right he has to apply for conversion of the group life insurance to an individual life insurance policy at his own expense.

(g) Mr. Matheny will be eligible to be reimbursed for any reasonable and necessary expenses incurred by him in connection with his employment with Trex through the Separation Date in accordance with applicable Trex expense reimbursement policies, provided that any requests for such reimbursement must be submitted in writing within thirty (30) days after the Separation Date.

(h) Mr. Matheny will be eligible to be reimbursed for any financial planning expenses incurred by him through the Separation Date, in an amount up to $10,000, in accordance with applicable Trex financial planning benefit policies.

(i) Nothing in this Agreement will affect Mr. Matheny’s vested benefits as of the Separation Date under the 401(k) Plan other than matching contributions to which Mr. Matheny is entitled for employee contributions made on or prior to the Separation Date.

(j) Nothing in this Agreement will affect Mr. Matheny’s vested benefits as of the Separation Date under Trex’s Money Purchase Pension Plan.

(k) Except as provided in paragraphs 2 and 3, Mr. Matheny will not be entitled to and will not participate in any Trex benefit plans following the Separation Date. In addition, Mr. Matheny will no longer be entitled to receive from Trex any contributions or payments relating to membership in any country club or similar organization effective as of the Separation Date.

(l) Trex will continue to pay and/or reimburse Mr. Matheny through the first anniversary of the Separation Date for the lease of the automobile currently leased by Trex for Mr. Matheny’s use, as well as for the gasoline and maintenance for such automobile, consistent with prior practice.

(m) For so long as Mr. Matheny serves as a member of the Board of Directors of Trex, Mr. Matheny shall be permitted to continue to use the cellular telephone, laptop computer and related equipment previously supplied by Trex to Mr. Matheny for his use in connection with his service to Trex, and Mr. Matheny shall be entitled to reimbursement from Trex for his expenses in connection with such use consistent with prior practice.

3. Effect on Option, Restricted Stock and Performance Shares.

(a) The following is a full and complete list of the Trex equity compensation awards that Mr. Matheny holds as of the date of this Agreement (collectively, the “Equity Awards”):

	Number of Shares Remaining	Date of Grant
Stock Option	15,650	March 3, 2000
Stock Option	8,285	February 23, 2001
Stock Option	14,458	February 25, 2003
Stock Option	21,111	February 19, 2004
Stock Option	10,773	March 9, 2005
Stock Option	33,824	March 9, 2005

	Number of Unvested Shares	Date of Grant
Restricted Stock	6,089	March 9, 2005

	Number of Units	Date of Grant
Performance Shares	12,778	March 9, 2005

All of the Mr. Matheny’s Equity Awards were granted under the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “1999 Plan”) prior to the amended and restatement of the 1999 Plan by the Trex Company, Inc. 2005 Stock Incentive Plan.

(b) Mr. Matheny’s termination of employment pursuant to this Agreement will be considered a “retirement” for the purpose of Section 10.7 of the 1999 Plan and, in accordance with Section 10.7 of the 1999 Plan, each of the Stock Option grants listed above will (i) vest in full on the Separation Date and (ii) remain exercisable until the earlier of (x) the fifth anniversary of the Separation Date or (y) the tenth anniversary of the date of grant as set forth in the applicable Stock Option agreement.

(c) Mr. Matheny will be fully vested in each of the Restricted Stock grants listed above as of the date hereof.

(d) Mr. Matheny’s Performance Share award listed above will terminate as of the Separation Date in accordance with the terms and conditions of the 1999 Plan and his Performance Share Award agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, in the event that Trex determines that the Severance Payments required under paragraph 2(c) of this Agreement would otherwise be subject to the excise tax under Section 409A of the Internal Revenue Code of 1986, as amended, payment of such Severance Payments will be accelerated by Trex so that the Severance Payments are completed in full no later than March 15, 2006.

4. Release of Claims.

(a) In consideration of the commitments undertaken by Trex and outlined in this Agreement, Mr. Matheny, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge the Trex Affiliates and all of their subsidiaries, affiliate corporations and all related entities, as well as all of their predecessors, successors, assigns, directors, officers, agents, employees, former employees, insurers and attorneys (hereinafter “Releasees”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which he has or may have against the Releasees arising out of or in connection with his employment (and the termination thereof) by Trex, or any related event, transaction, or matter occurring or existing on or before the date of his execution of this Agreement. Mr. Matheny agrees, without limiting the generality of this Release, not to file or otherwise institute any claim or lawsuit seeking damages and not to otherwise assert any claims that are lawfully released herein. Mr. Matheny further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims that are lawfully released herein. Mr. Matheny represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against the Releasees and that he will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, and/or expenses incurred as a result of any such claims.

MR. MATHENY HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE AND THAT BY SIGNING THIS AGREEMENT, HE IS SIGNING THIS RELEASE.

(b) This Release specifically includes, but is not limited to, all claims relating to Mr. Matheny’s employment and the termination of that employment, all claims of breach of contract, employment discrimination (including, but not limited to, discrimination on the basis of race, sex, religion, national origin, age, disability or any other protected status, and coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Virginia Human Rights Act, all as amended, or any other applicable state, federal, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended, the Virginia Wage Payment Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), and claims concerning recruitment, hiring, discharge, promotions, transfers, right to reemployment, wages, bonus or incentive pay, severance pay, stock, stock options, benefits due, sick leave, holiday pay, vacation pay, life insurance, pension, 401(k) or other retirement plan, any other leave, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, fraud, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Mr. Matheny or on his behalf in any suit, charge of discrimination, or claim against the Releasees.

(c) The Trex Affiliates hereby release and forever discharge Mr. Matheny and any and all of his agents, attorneys, heirs, executors, administrators, successors and assigns, from any and all suits, causes of action and/or claims, demands or entitlements of any nature whatsoever, which the Trex Affiliates have or may have against Mr. Matheny arising out of or in connection with his employment (and the termination thereof) by Trex, or any related event, transaction or matter occurring or existing on or before the date of Trex’s execution and delivery of this Agreement (except for claims based on facts unknown to Trex’s Board of Directors or senior management at the time of Trex’s execution and delivery of this Agreement). The Trex Affiliates agree, without limiting the generality of this Release, not to file or otherwise institute any claim or lawsuit seeking damages and not to otherwise assert any claims that are lawfully released herein. The Trex Affiliates further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims that are lawfully released herein. The Trex Affiliates represent and warrant that they have not previously filed or joined in any such claims, demands or entitlements against Mr. Matheny and that the Trex Affiliates will indemnify and hold harmless Mr. Matheny from all liabilities, claims, demands, costs, and/or expenses incurred as a result of any such claims.

5. 2004 Agreement. The parties hereby acknowledge and agree that the Agreement dated March 15, 2004 by and between Trex and Mr. Matheny (the “2004

Agreement”), a copy of which is attached hereto as Exhibit A, shall continue to survive in accordance with its terms and that nothing in this Agreement shall affect the parties’ respective rights and obligations under the 2004 Agreement.

6. Non-Solicitation. Mr. Matheny hereby covenants and agrees that, in addition to his obligations under Section 5 of the 2004 Agreement, through the Severance Payment Period, Mr. Matheny will not, directly or indirectly, on behalf of himself or any other entity, induce or attempt to induce any customer, supplier or other business relation of any Trex Affiliate to cease doing business with any Trex Affiliate or in any way interfere with the relationship between any such customer, supplier or business relation and any Trex Affiliate.

7. Return of Property. Mr. Matheny agrees to return to Trex on or before the Separation Date all information, property, and supplies belonging to a Trex Affiliate, including without limitation any keys, security cards, corporate credit cards, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) relating to the business of a Trex Affiliate, except as contemplated by paragraph 2(m), in which case Mr. Matheny shall return such cellular telephone, laptop computer, and related equipment promptly following such time that Mr. Matheny ceases to serve as a member of the Board of Directors of Trex. Unless (a) Mr. Matheny notifies Trex that he desires to retain the automobile leased by Trex for his use after the first anniversary of the Separation Date, (b) the lease agreement relating to such automobile is duly assigned by Trex to Mr. Matheny effective no later than the first anniversary of the Separation Date, and (c) such assignment is duly acknowledged by the leasing company party thereto, Mr. Matheny shall return such automobile and copies of all keys thereto to Trex or the applicable leasing company on or before the first anniversary of the Separation Date.

8. Continuing Assistance. Through the Severance Payment Period, Mr. Matheny agrees to cooperate with Trex to the extent reasonably requested by Trex for the purposes of transitioning his duties. In addition, Mr. Matheny agrees to fully cooperate with the Trex Affiliates with respect to any litigation, investigation or legal proceeding to which any of the Trex Affiliates is a party and as to which Mr. Matheny has relevant information.

9. Nondisparagement. Mr. Matheny agrees that he will not make any disparaging, defamatory or denigrating statements regarding any of the Trex Affiliates or any of their businesses, employees, agents, officers or directors. Trex will use commercially reasonable efforts so that no director or executive officer of Trex makes any disparaging, defamatory or denigrating statements regarding Mr. Matheny. If Mr. Matheny obtains knowledge that a director, executive officer or other employee of Trex has made a disparaging, defamatory or denigrating statement regarding Mr. Matheny, in addition to Mr. Matheny’s other rights and remedies exercised or sought by him in good faith, Mr. Matheny may notify Trex of such statement and, upon Trex’s receipt of such notice, Trex shall take all reasonably appropriate corrective action. If Trex fails to take reasonably appropriate corrective action within five (5) business days of being notified by Mr. Matheny that a disparaging, defamatory or denigrating statement regarding Mr. Matheny has been made by a director, executive officer or other employee of Trex, Mr. Matheny may in good faith respond directly to such disparaging, defamatory or denigrating statement.

10. Standstill. Mr. Matheny agrees that, for a period of three years from the date of this Agreement, unless such shall have been specifically invited in writing by Trex, neither Mr. Matheny nor any of his “associates” or “affiliates” (as such terms are defined in Rule 12b-2 under the 1934 Act) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist (including acting as a financing source) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities of any kind or class, whether equity or debt, or assets of any Trex Affiliate (or of any successor to or person in control of Trex or having beneficial ownership thereof), except that this clause (i) shall not prohibit Mr. Matheny from acquiring any securities of Trex of any kind or class, whether equity or debt, of any Trex Affiliate (or of any successor to or person in control of Trex or having beneficial ownership thereof) provided that the beneficial ownership of such securities by (x) Mr. Matheny and (y) Mr. Matheny’s “associates” and “affiliates” (as such terms are defined in Rule 12b-2 under the 1934 Act) does not in the aggregate equal or exceed ten percent (10%) of Trex’s outstanding securities and securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the 1934 Act, (ii) any tender or exchange offer, merger or other business combination involving any Trex Affiliate, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to any Trex Affiliate, or (iv) any solicitation of proxies or consents to vote any voting securities of any Trex Affiliate, (b) form, join or in any way participate in a “group” (as defined in Rule 13d-5 under the 1934 Act), (c) take any action which might force any Trex Affiliate to make a public announcement regarding any of the types of matters set forth in clause (a) above, or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Nothing herein will prohibit Mr. Matheny from selling any security of any Trex Affiliate held by him provided that such sale is permissible under applicable federal and state securities laws and in accordance with any contractual restrictions.

11. No Public Comment. Mr. Matheny agrees not to make any public statements about his ownership or intent to dispose of, or the taking of any other action by him with regard to, the securities of any Trex Affiliate of which he is record or beneficial owner, except as required by law.

12. Indemnification. Nothing contained in this Agreement will limit or any way impair Mr. Matheny’s current rights to indemnification under Trex’s certificate of incorporation or bylaws or rights to coverage under Trex’s director’s and officer’s insurance polices.

13. Breach or Violation. Mr. Matheny and Trex agree that in the event of violation of the provisions of this Agreement, in addition to any damages allowed by law or as otherwise provided for in this Agreement, Mr. Matheny and Trex will be entitled to injunctive relief. In the event of a judicial determination that any restriction contained in this Agreement is unreasonable, Mr. Matheny and Trex agree that the court may modify such restriction to make it reasonable prior to granting any injunctive relief.

14. Certain Representations. Each of the parties represents and acknowledges that in executing this Agreement such party does not rely and has not relied upon any oral or written representation or statement made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

15. Entire Agreement; Amendment. This Agreement and the 2004 Agreement contain the entire agreement between the parties relating to the subject matter of this Agreement and the 2004 Agreement and, except as expressly provided in this Agreement, supersede all other agreements between the parties relating to the subject matter hereof or thereof, whether such agreements are written or oral. This Agreement may not be altered or amended except by an instrument in writing signed by the parties hereto.

16. No Admission. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by the Trex Affiliates or Mr. Matheny.

17. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18. Waiver. Neither the waiver by any party of a breach of or default under any of the provisions of the Agreement, nor the failure of any party on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

19. Further Assurances. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms, and conditions of this Agreement.

20. Assignment. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns.

21. Notice. All notices, demands, requests, or other communications which are required to be given or otherwise given by either party to the other party pursuant to this Agreement will be in writing and will be deemed delivered upon (a) deposit in the United States mail, registered or certified mail, (b) hand delivery, (c)

delivery to an overnight courier, or (d) transmission by facsimile, in each case addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder.

If to Trex:

Trex Company, Inc.

160 Exeter Driver

Winchester, Virginia 22603-8605

Attention: Chief Executive Officer

If to Mr. Matheny:

Robert G. Matheny

7681 Ballestrade Court

McLean, Virginia 22102

22. Acknowledgment. With respect to the General Release in paragraphs 4(a) and (b) hereof, Mr. Matheny agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Mr. Matheny acknowledges that he has read and understands this Agreement and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, and that he has been given a period of twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one day period. Mr. Matheny understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by Trex no later than the end of the seventh calendar day after the date on which Mr. Matheny signs this Agreement. Mr. Matheny expressly agrees that, in the event he revokes this Agreement, the Agreement will be null and void and have no legal or binding effect whatsoever. The parties recognize that Mr. Matheny may elect to sign this Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Mr. Matheny acknowledges that if he elects to do so, such election is knowing and voluntary and comes after being advised herein in writing to consult with an attorney prior to doing so.

[Remainder of page intentionally left blank.]

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Robert G. Matheny	Trex Company, Inc.

/s/ Robert G. Matheny	By:	/s/ Anthony J. Cavanna
Anthony J. Cavanna
Chairman of the Board of Directors and Chief Executive Officer